Exhibit 4.51

EQUITY OPTION AGREEMENT

This Equity Option Agreement (this “Agreement”) is entered in Shanghai, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated December 22, 2014, by and among the following parties:

(1)                                 YOUKU TUDOU INC. (“Youku Cayman”)

(2)                                 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD. (“WFOE”, and together with Youku Cayman, “YouKu”)

(3)                                 ZHU Huilong, a PRC citizen whose PRC identification number is , and whose residential address is (“Grantor”)

(4)                                 HEYI PICTURES INC. (“Heyi Pictures”)

(Individually a “Party” and collectively the “Parties”).

WHEREAS:

A.                                    YOUKU Cayman is an exempted company duly established and registered under the laws of the Cayman Islands.

B                                       WFOE is a wholly foreign-owned enterprise duly established and registered in Beijing under the laws of the PRC.

C.                                    The Grantor holds 5% of the registered capital of Heyi Pictures, a limited liability company, with a registered capital of RMB 100million. (the “Equity Interests”).

D.                                    The Grantor entered into a Loan Agreement on December 22, 2014 (the “Loan Agreement”), pursuant to which WFOE extended loans in an aggregate amount of RMB 5,000,000 (the Loan) to Grantor.

E.                                     The Grantor has agreed to grant exclusively to Youku an option to acquire the Equity Interests that have been registered in his name, subject to the terms and conditions set forth below.

THEREFORE, Through Friendly Negotiation In The Principle Of Equality And Common Interest, All Parties Agree As Follows:

SECTION 1: GRANT OF THE OPTION

1.1                               Grant of Option

The Grantor hereby grants to Youku an option (“Option”) to acquire his Equity Interests at the price equivalent to the lowest price then permitted by PRC laws, and WFOE shall make payment of such price by cancelling all or a portion of the Loan. The Option shall become vested as of the date of this Agreement. Heyi Pictures hereby agrees to the Grantor’s granting of the option to Youku.

1.2                               Term

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Youku directly or through its designated representative (individual or legal person); or (2) the unilateral termination by Youku (at its sole and absolute discretion), by giving 30 days prior written notice to the Grantor of its intention to terminate this Agreement.

1.3                               Consideration of Option

The Grantor acknowledges that WFOE’s provision of the Loan to the Grantor is deemed to be the consideration for the grant of the Option, the sufficiency and payment of which have been acknowledged and recognized.

1.4                               EFFECTIVE DATE

This Agreement shall take effect retrospectively from  October 1, 2014(“Effective Date”).

SECTION 2: EXERCISE OF THE OPTION AND ITS CLOSING

2.1                               Timing of Exercise

2.1.1                     The Grantor and Heyi Pictures agree that Youku in its sole discretion may at any time, and from time to time after the date hereof, exercises the Option granted by the Grantor, in whole or in part, to acquire all or any portion of his Equity Interests.

2.1.2                     For the avoidance of doubt, Youku Cayman, in its sole discretion, will decide whether the option and other rights granted under this Agreement will be exercised by Youku Cayman and/or by WFOE.

2.1.3                     The Grantor and Heyi Pictures agree that Youku may designate in its sole discretion any third party to exercise the Option granted by the Grantor on its behalf, in which case Youku  shall provide written notice to the Grantor and Heyi Pictures  at the time the Option granted by the Grantor is exercised.

2.2                               Transfer

The Grantor and Heyi Pictures agree that the Option granted hereunder shall be freely transferable, in whole or in part, by Youku to any third party, and that, upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Youku hereunder.

The Grantor and Heyi Pictures agree that their rights and obligations hereunder cannot be transferred to any third party unless such transfer is agreed to by Youku.

2.3                               Notice Requirement

2.3.1                     To exercise an Option, Youku shall send written notices to the Grantor and Heyi Pictures, and such Option is to be exercised no later than ten  (10) days prior to the Closing Date (as defined below), specifying therein:

2.3.1.1           the date of the effective closing of an acquisition (a “Closing Date”);

2.3.1.2           the name of the person in which the Equity Interests shall be registered;

2.3.1.3           the amount of Equity Interests to be acquired from the Grantor;

2.3.1.4           the type of payment; and

2.3.1.5           a letter of authorization, where a third party has been designated to exercise the Option.

2.3.2                     For the avoidance of doubt, it is expressly agreed by all Parties that Youku shall have the right to exercise the Option and elect to register the Equity Interests in the name of another person as it may designate from time to time.

2.4                               Closing

On each Closing Date, Youku shall make payment by cancelling all or a portion of the Loan payable by the Grantor to WFOE, in the same proportion that Youku or its designated party acquires the Equity Interest held by the Grantor.

SECTION 3: COMPLETION

3.1                               Capital Contribution Transfer Agreement

Concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Youku, the Grantor shall execute and deliver one or more capital contribution transfer agreements, in the form and content substantially satisfactory to Youku  (“Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Youku or its designated party of all or any part of the Equity Interests upon an exercise of the Option by Youku  (the “Ancillary Documents”). The Transfer Agreement and the Ancillary Documents are to be kept in Youku’s possession.

The Grantor hereby agrees and authorizes Youku to complete, execute and submit to the relevant company registrar any and all Transfer Agreements and the Ancillary Documents to give effect to the transfer of all or any part of the Equity Interests upon an exercise of the Option by Youku at its sole discretion where necessary and in accordance with this Agreement.

3.2                               Board Resolution

Notwithstanding Section 3.1 above, concurrently with the execution and delivery of this Agreement, and from time to time upon the request of Youku, the Grantor shall execute and deliver one or more resolutions of the board of directors and/or shareholders of Heyi Pictures, approving the following:

3.2.1                     the transfer by the Grantor of all or part of the Equity Interests held by such Grantor to Youku or its designated party; and

3.2.2                     any other matters as Youku may reasonably request.

Each Resolution is to be kept in Youku’s possession.

3.3                               Waiver of Right of First Refusal

Upon the written request of Youku, the Grantor shall waive any and all of his right of first refusal or other preemptive rights provided under the PRC laws or the articles of association of Heyi Pictures with respect to the equity transfer conducted by any other shareholder of Heyi Pictures.

3.4                               Return of Additional Consideration

If Youku or any transferee designated by Youku is required by applicable laws or competent authorities to pay any additional consideration (i.e. the transfer price is higher than the relevant registered capital of Heyi Pictures corresponding to the Equity Interest under transfer) to the Grantor for its exercise of the Options, the Grantor agrees to return any and all of such additional consideration to WFOE or such transferee as soon as possible after the completion of such equity interest transfer.

SECTION 4: REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties

The Grantor represents and warrants to Youku that:

4.1.1                     he has the full power and authority to enter into, and perform under, this Agreement;

4.1.2                     his signing of this Agreement or fulfilling of any his obligations hereunder does not violate any laws, regulations and contracts to which he is bound, or require any government authorization or approval;

4.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on his knowledge, shall materially and adversely affect this Agreement and the performance thereof;

4.1.4                     he has disclosed to Youku  all documents issued by any government department that might cause a material adverse effect on the performance of his  obligations under this Agreement;

4.1.5                     he has not been declared bankrupt by a court of competent jurisdiction;

4.1.6                     save as disclosed to Youku, his Equity Interests is free and clear from all liens, encumbrances and third party rights;

4.1.7                     he will not transfer, donate, pledge, or otherwise dispose of his Equity Interests in any way unless as otherwise agreed by Youku ;

4.1.8                     the Option granted to Youku by him shall be exclusive, and he shall in no event grant the Option or any similar rights to a third party by any means whatsoever; and

4.1.9                     the Grantor further represents and warrants to Youku that he owns 5% of the Equity Interests of Heyi Pictures. He hereby agrees that the representations and warranties set forth in Sections 4 (except for Section 4.1.9) shall be deemed to be repeated as of each Closing Date as if such representation and warranty were made on and as of such Closing Date.

4.2                               Covenants and Undertakings

4.2.1                     Undertakings of Youku:  To ensure that the cash flow requirements of the Heyi Pictures’s ordinary operations are met and/or to set off any loss accrued during such operations, Youku is obligated, only to the extent permissible under PRC laws, to provide financing support for

Heyi Pictures, whether or not Heyi Pictures actually incur any such operational loss.  Youku’s financing support may take the form of bank entrusted loans or borrowings to Heyi Pictures or its shareholders. Contracts for any such entrusted loans or borrowings shall be executed separately. Youku will not request repayment if Heyi Pictures or its shareholders are unable to do so.

4.2.2                     Undertakings of the Grantor and Heyi Pictures

4.2.2.1          the Grantor and Heyi Pictures will complete all such formalities as are necessary to make Youku or its designated party a proper and registered shareholder of Heyi Pictures. Such formalities include, but are not limited to, assisting Youku with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Transfer Agreement(s) to the relevant administration for industry and commerce for the purpose of amending the articles of association, changing the shareholder register and undertaking any other changes.

4.2.2.2          the Grantor will, upon request by Youku, establish a domestic entity to hold the interest in Heyi Pictures as a Chinese joint venture partner in case Heyi Pictures is restructured as a foreign-invested enterprise. Heyi Pictures will provide any necessary assistance that Youku and the Grantor need (if any).

4.2.2.3          without the prior consent of Youku, the Grantor will not cause or agree Heyi Pictures to, and Heyi Pictures will not (a) amend the articles of association, (b) increase or decrease the registered capital, (c) sell, transfer, mortgage, create or allow any encumbrance or otherwise dispose of the assets, business, revenues or other beneficial interests, (d) incur or assume any indebtedness, or (e) enter into any material contracts, except in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract).

SECTION 5: TAXES

Any taxes and duties that might arise from the execution and performance of this Agreement, including any taxes and expenses incurred by and applicable to any of the Grantor as a result of the exercise of the Option(s) by Youku or its designated party, or the acquisition of the Equity Interests from the Grantor(s),will be borne by Youku .

SECTION 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                               Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2                              Friendly Consultation

If a dispute arises in connection with the interpretation or performance of this Agreement, all parties shall attempt to resolve such dispute through friendly consultations among them or mediation by a neutral third party.

If the dispute cannot be resolved in the aforesaid manner within thirty (30) days after the commencement of such discussions, either Party may submit the dispute to arbitration.

6.3                               Arbitration

Any dispute arising in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon the parties. This Section 6 shall not be affected by the termination or elimination of this Agreement.

6.4                               Matters not in Dispute

In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

SECTION 7: CONFIDENTIALITY

7.1                               Confidential Information

The contents of this Agreement and the annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the purpose described in Section 2.2 and by prior written agreement among the Parties). Each Party’s obligations under this clause shall survive after the termination of this Agreement.

7.2                               Exceptions

If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any Party shall not be deemed a violation of Section 7.1 above.

SECTION 8: MISCELLANEOUS

8.1                               Entire Agreement

8.1.1                     This Agreement constitutes the entire agreement and understanding by all Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the Parties.

8.1.2                     The appendices attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.2                               Notices

8.2.1                     Unless otherwise designate by the other Party, any notices or other correspondences by all Parties in connection with the performance of this Agreement shall be delivered in person, by express mail,  e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

YOUKU TUDOU INC.

Address	:	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Fax	:	010-59708818
Tele	:	010-58851881
Addressee	:	Victor Wing Cheung Koo

1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.
Address	:	Sections A and C, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China
Fax	:	010-59708818
Tele	:	010-58851881
Addressee	:	Victor Wing Cheung Koo

ZHU Huilong
Address	:
Fax	:
Tele	:
Addressee	:	Zhu Huilong

HEYI PICTURES INC.
Address	:	Room 1250, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai
Fax	:	021 35961001
Tele	:	021 35961000
Addressee	:	Zhu Huilong

8.2.2                     Notices and correspondences shall be deemed to have been effectively delivered:

8.2.2.1           at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

8.2.2.2           on the date that the receiving Party signs for the document,  if delivered in person (including express mail);

8.2.2.3           on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

8.2.2.4           on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

8.3                               Days and Business Day

A reference to a day herein is to a calendar day. A reference to a business day herein is to a day on which commercial banks are open for business in the PRC.

8.4                               Unspecified Matter

Any matter not specified in this Agreement shall be handled through mutual discussions by all Parties and stipulated in separate documents with binding legal effect, or resolved in accordance with PRC laws.

8.5                               Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

8.6                               Survival of Representations, Warranties, Covenants and Obligations

The respective representations, warranties, covenants and obligations of the Parties, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Party, and shall survive the transfer and payment for the Equity Interests.

8.7                               Binding Effect

This Agreement, upon being signed by all Parties or their duly authorized representatives, shall be binding on all Parties and their successors and assigns.

8.8                               Amendment

This Agreement should not be amended without Youku’s prior written confirmation. Youku has sole discretion as to the amendments to this Agreement, for which the Grantor agrees to accept unconditionally and sign the amended agreement promptly.

8.9                               Language and Counterparts

This Agreement shall be executed in three (4) originals in English, with one (1) original for Youku Cayman, one (1) original for WFOE, one (1) original for the Grantor, and one (1) original for Heyi Pictures.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, all Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

YOUKU TUDOU INC.

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.
(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

ZHU HUILONG

By:	/s/ Zhu Huilong

HEYI PICTURES INC.
(Company Seal)

By:	/s/ Zhu Huilong
Authorized Representative: Zhu Huilong